[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.15

GIFT CARD TRANSFER AND MANAGEMENT AGREEMENT

This Gift Card Transfer and Management Agreement (“Agreement”) is made effective February 24, 2006 (the “Effective Date”) by and between Blackhawk Marketing Services, Inc., an Arizona corporation (“BMS”) and Safeway Gift Cards, LLC, an Arizona limited liability company (“SGC”).

WHEREAS, BMS and Safeway Inc., a Delaware corporation (“Safeway”) entered into a Gift Card Sales and Management Agreement effective January 1, 2004 (the “2004 Gift Card Agreement”) whereby BMS issued and managed Safeway branded stored value gift cards for use in the Safeway owned and operated retail grocery stores (such as Carrs, Dominick’s, Genuardi’s, Pavilions, Randall’s, Safeway, Tom Thumb, and Vons) (“Safeway Gift Cards”);

WHEREAS, the 2004 Gift Card Agreement will be amended effective as of the Effective Date to provide, among other things, that BMS will not be the issuer of any Safeway Gift Cards on or after February 26, 2006 (the “Transition Date”) but shall continue to manage all Safeway Gift Cards sold prior to the Transition Date (the “Outstanding Cards”);

WHEREAS, Safeway and SGC have entered into a Gift Card Sales and Management Agreement effective as of the Effective Date whereby SGC will be the issuer and owner of Safeway Gift Cards, including all amounts received under the Safeway Gift Cards to the extent not redeemed by the cardholders, on and after the Transition Date (“New Cards”) and provide Safeway with services related to the management of those New Cards; and

WHEREAS, the parties desire for BMS to transfer to SGC all existing but unissued Safeway Gift Cards as of the Transition Date and certain materials and intellectual property, and to establish the basis on which the parties will coordinate the processing of transactions relating to the Outstanding Cards and the New Cards;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows intending to be legally bound:

1. Transfer of Unissued Cards. BMS hereby transfers to SGC all existing but unissued and unactivated Safeway Gift Cards that are in the possession of BMS, Safeway, the Safeway stores and distribution centers, Comdata/Stored Value Solutions, Inc. (“Comdata”) or any card manufacturers as of the Transition Date (the “Existing Unissued Cards”). BMS hereby grants to SGC a non-exclusive, royalty free, non-terminable right and license to use any trademarks, service marks, trade names or logos of BMS (collectively, “BMS Marks”) that appear on any Existing Unissued Cards solely for the purpose of selling the remaining Existing Unissued Cards. All use of the BMS Marks by SGC shall inure to the benefit of BMS. The foregoing right and license shall terminate at the later of (i) the date when all of the Existing Unissued Cards have been sold or destroyed and (ii) June 30, 2007.

2. Transfer of Materials. BMS hereby transfers to SGC all of its rights in and to the artwork, mock-ups, designs and advertising, marketing and promotional materials associated solely with the Safeway Gift Cards together with all tangible media constituting, bearing or containing the foregoing.

3. Know How. BMS shall disclose to SGC, and SGC shall receive from BMS, all trade secrets, know-how, methods, business processes, specifications, data bases, non-confidential proprietary data, and confidential data and business information that is used in the Safeway Gift Card business to be conducted by SGC, as each of the foregoing exist on the Transition Date (the “Transferable Know-How”). The Transferable Know-How does not include any trade secrets, know-how, methods, business processes, specifications, data bases, non-confidential proprietary data, and confidential data and business information that does not relate to the issuance and management of the New Cards. BMS and SGC shall each own an undivided interest in and to the Transferable Know-How, without any obligation to provide any improvements or updates to the Transferable Know-How or account to the other for its use of the Transferable Know-How other than to maintain the confidentiality and secrecy of any confidential information or trade secrets contained therein as required by contract or law, or as otherwise necessary to protect the value of such confidential information or trade secrets.

4. Management Services. For the Services Term (as defined below), BMS shall provide SGC with the services relating to the New Cards set forth on Exhibit A to this Agreement (the “Services”). SGC shall pay BMS for the Services as described on Exhibit A. The period during which any Services are provided by BMS to SGC pursuant to this Section 4 shall be referred to as the “Services Term.”

5. Transition and Cooperation. Each party shall reasonably cooperate with the other in the transition of the management of the Safeway Gift Card business from BMS to SGC. The parties shall also reasonably cooperate to develop policies and procedures to handle, among other things, (i) returns of Outstanding Cards that are defective or otherwise inoperable, (ii) customers of Safeway that desire to add an additional balance to Outstanding Cards and (iii) matters of mutual interest with respect to Safeway, Safeway customers and SVS.

6. Card Tracking. Through Comdata or such other gift card service bureau as is agreed between SGC and Safeway, SGC will provide tracking reporting of New Cards separate from the Outstanding Cards.

7. Payments.

7.1 General. It is the intention of the parties that all transactions between the parties hereunder shall be on an arm’s length basis.

7.2 Overdue Payments. Any overdue payments under this Agreement (excluding payments disputed in good faith) shall, if not paid when due, be subject to interest, compounded semiannually, equal at all times to the lowest rate of interest that complies with both Section 7872(f)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations Sections 1.482-2(a)(2)(iii)(B) and (C) (or the successors(s) to such Sections of the Code and the Treasury Regulations); provided however, that in no event shall such rate of interest exceed the maximum rate of interest permitted to be charged under applicable law. Such interest shall be computed on the basis of a year equal to the number of days in the debtor party’s fiscal year and the actual number of days occurring in the period for which such interest is payable. In the event that any payment due is collected at law, through an attorney or through a

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collection agency, the other party agrees, in addition to any other remedies provided in this Agreement or available at law or in equity, to pay all costs of collection, including without limitation, all court costs and reasonable attorney’s fees.

7.3 Suspension of Performance. In addition to Section 7.2 above, if any undisputed payment due is not paid within ten (10) business days after its due date, BMS reserves the right to suspend its performance under this Agreement immediately, without cost or penalty, and without refund for services performed.

7.4 Books and Records; Audit Rights. Each party shall have the right, during the Services Term and for a period of four (4) years thereafter, to inspect and audit the other’s records relating to its performance hereunder to ensure compliance with this Agreement. Audits may not be conducted more than one (1) time in any twelve (12) month period, and shall be conducted at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited party’s normal business activities. If the audited party is found to knowingly not have complied with its payment obligations hereunder by an amount equal to or exceeding five percent (5%) of such obligations for any calendar month, then the audited party shall reimburse the auditing party for all reasonable costs associated with the audit. Any overpayment or underpayment revealed by such audit shall be reimbursed promptly after the completion of such audit. In the event of an overpayment or underpayment of more than five percent (5%), the foregoing limit of one (1) audit per twelve (12) month period shall be expanded to not more than one (1) per calendar quarter.

8. Acknowledgements. SGC acknowledges and agrees that all Outstanding Cards and funds represented by the Outstanding Cards, whether in the possession of Safeway or others, are the sole property of BMS and that any activity or transactions performed by Safeway and related to the Outstanding Cards are activities or transactions on behalf of BMS. The parties acknowledge and agree that any liability for the use or misuse of the Outstanding Cards (other than by Safeway) shall be the sole responsibility of BMS, and any claims made by third parties arising from, relating to, or in any way connected with the Outstanding Cards or funds thereon shall be the sole responsibility of BMS. BMS acknowledges and agrees that all New Cards and funds represented by the New Cards, whether in the possession of SGC, Safeway or others, and funds represented by the New Cards are the sole property of SGC, and that any activity or transactions performed by Safeway and related to the New Cards are activities or transactions on behalf of SGC. Any liability for the use or misuse of the New Cards (other than by Safeway) shall be the sole responsibility of SGC, and any claims made by third parties arising from, relating to, or in any way connected with the New Cards or funds thereon shall be the sole responsibility of SGC.

9. Term and Termination.

9.1 Term. This Agreement shall continue in effect for the Services Term set forth in EXHIBIT A, unless earlier terminated pursuant to this Agreement.

9.2 Termination. SGC or BMS may terminate this Agreement by giving to the other party written notice of such termination upon the other party’s material breach

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of any material term (subject to the other party’s right to cure within thirty (30) days (or five (5) days in the case of a payment breach) after receipt of such notice); or the other party’s insolvency; or the institution of any bankruptcy or similar proceedings by or against the other party.

9.3 Effect of Termination. Upon expiration or termination of this Agreement for any reason, (i) any payments then accrued and owing shall be remitted within thirty (30) days and (ii) SGC shall continue to pay BMS the Services Fee for thirty six (36) full months after the expiration or termination of this Agreement so that the full payment may be made by SGC under Section IV of EXHIBIT A (the “Tail Period”).

10. Representations and Warranties. Each party hereby represents, warrants and further covenants to the other party that (i) it has the right, power and authority to enter into this Agreement, perform its obligations hereunder and grant the rights granted herein and (ii) it shall perform its obligations hereunder in accordance with all applicable federal and state laws, regulations, rules, ordinances and statutes.

11. Indemnification.

11.1 By SGC. SGC shall indemnify, defend and hold harmless BMS and its shareholders, officers, directors, employees, agents, affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “BMS Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the BMS Indemnified Parties (other than as to any claim brought by SGC against BMS) arising from, relating to, or in any way connected with (i) the Existing Unissued Cards, (ii) the New Cards, (iii) SGC’s breach under this Agreement, except to the extent that such shall be caused by the willful misconduct, gross negligence or bad faith of BMS (iv) BMS’ provision of the Services, except to the extent caused by BMS’ willful misconduct, gross negligence or bad faith, or (v) any act or omission by SGC which is in violation of any provision of this Agreement or any applicable laws or regulations.

11.2 By BMS. BMS shall indemnify, defend and hold harmless SGC and its members, officers, managers, employees, agents, affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “SGC Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the SGC Indemnified Parties (other than as to any claim brought by BMS against SGC) arising from, relating to, or in any way connected with (i) the Outstanding Cards, (ii) BMS’ breach under this Agreement, except to the extent that such shall be caused by the willful misconduct, gross negligence or bad faith of SGC or (iii) any act or omission by BMS which is in violation of any provision of this Agreement or any applicable laws or regulations.

11.3 Procedure. Each party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is

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claimed. The indemnifying party shall be entitled to control the defense of any action, provided that the indemnified party may participate in any such action with counsel of its choice at its own expense. The indemnified party shall provide reasonable cooperation in the defense as the indemnifying party may request and at the indemnifying party’s expense. No indemnifying party may settle a claim against an indemnified party without the prior written consent of such indemnified party or a complete release of claims against the indemnified party.

12. Limitation Of Liability For Nonperformance. EXCEPT AS PROVIDED FOR IN SECTION 11 ABOVE, OR IN CONNECTION WITH ANY ACT OF FRAUD OR INTENTIONAL WRONG-DOING BY THE PARTY, IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, OR SUPPLIERS BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RELATING TO, ARISING FROM OR UNDER, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

13. Confidentiality.

13.1 For purposes hereof, “Confidential Information” of a party shall mean the terms of this Agreement and all information or material which (i) gives that party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that party; or (ii) which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the parties to be considered confidential and proprietary, whether or not marked as such, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, whether or not marked as such. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party without reference to information received from the other party.

13.2 Unless otherwise provided under this Section, each party agrees to hold the other party’s Confidential Information in strict confidence in perpetuity. The parties agree not to make each other’s Confidential Information available in any form to any person or to use each other’s Confidential Information for any purpose other than the implementation of, and as specified in, this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information of either party is not disclosed or distributed by its employees, agents or contractors in violation of the provisions of this Agreement. This Section 13 supplements and does not supersede any existing non-disclosure or confidentiality agreements between the parties.

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13.3 In the event any Confidential Information is required to be disclosed by a receiving party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority, the receiving party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of a subpoena, order, or demand, promptly notify the disclosing party of the existence, terms and circumstances surrounding such demand or request, shall consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such demand or request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information. To the extent the receiving party is prohibited from notifying the disclosing party of a subpoena, order or demand, by the terms of same, the receiving party shall exercise its reasonable efforts to narrow the scope of disclosure.

13.4 SGC’s Confidential Information shall remain the sole and exclusive property of SGC, and BMS’ Confidential Information shall remain the sole and exclusive property of BMS.

14. Disclaimers. ALL SERVICES PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND “AS AVAILABLE,” AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SGC NOR BMS MAKES ANY REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any doctrine of conflicts of laws, including all matters of construction, validity, performance and enforcement.

16. Arbitration. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one (1) arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally by both parties.

17. Force Majeure. Neither party shall be liable for any delay or failure in performance under this Agreement (other than a failure to make payment) arising out of a cause beyond its control or without its fault or negligence. Such causes may include, but are not limited to fires, floods, earthquakes, strikes, unavailability of necessary utilities, blackouts, acts of God, acts of declared or undeclared war, acts of regulatory agencies, or national disasters.

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18. Independent Contractor. The parties are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, an agency relationship, or any other form of joint enterprise between the parties. Neither party has the authority, without the other party’s prior written approval, to bind or commit the other party in any way.

19. Notices. All notices hereunder shall be in writing, and shall be given personally, by facsimile, certified mail or by overnight courier to the persons and the addresses set forth below.

If to BMS:	If to SGC:

Donald Kingsborough, President 5918 Stoneridge Mall Road Pleasanton, CA 94588	Gift Card Coordinator 5918 Stoneridge Mall Road Pleasanton, CA 94588

Facsimile No.: 925-467-3214

with a copy to:	with a copy to:

Blackhawk Marketing – General Counsel 5918 Stoneridge Mall Road Pleasanton, CA 94588 Facsimile No.: (925) 226-9083	Safeway Inc. – General Counsel 5918 Stoneridge Mall Road Pleasanton, CA 94588 Facsimile No.: (925) 467-3231

Any party may from time to time change its address for receiving notices or other communications by providing notice to the other in the manner provided in this Section.

20. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions, agreements and understandings of any kind, and every nature between them. This Agreement shall not be changed, modified or amended except in writing and signed by both parties.

21. Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the parties and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

22. Waiver. The failure by either SGC or BMS to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

23. Third Party Beneficiaries. No purchaser of a Safeway Gift Card, nor SVS, nor any other third party, is a third-party beneficiary to this Agreement.

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24. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

BLACKHAWK MARKETING SERVICES, INC.:

By:	/s/ Donald Kingsborough
Name:	Donald D. Kingsborough
Title:	President & CEO

SAFEWAY GIFT CARDS, LLC:

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Senior Vice President

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EXHIBIT A

SERVICES AND PAYMENT

I. Services Term: The Services Term shall be ten (10) years from the Effective Date. Thereafter, the Services Term shall automatically renew for successive five (5) year terms thereafter unless (1) either Party provides the other with twelve (12) month’s (the “Renewal Deadline”) advance written notice of its intention not to renew; or (2) the Agreement is earlier terminated in accordance with the Agreement. Notwithstanding the foregoing, as a condition precedent to the automatic renewal of the Services Term as described above, BMS shall deliver a written notice to SGC not later than sixty (60) days prior to the Renewal Deadline that contains (a) the date of the Renewal Deadline and (b) a statement that the Services Term will renew for five (5) years unless notice of SGC’s intention not to renew is delivered to BMS by the Renewal Deadline.

II. Services and Duties of BMS:

A.	Operations Support Functions – BMS will:

i.	Forecast Safeway Gift Card inventory requirements throughout the year.

ii.	Manage all legal and compliance issues relating to Safeway Gift Cards such as new and pending federal and state regulations.

iii.	Manage production of all Safeway Gift Card stock, if needed, with multiple sources.

iv.	Negotiate and manage all contracts with all vendors supporting Safeway Gift Card processing, production and distribution.

v.	Develop and track Safeway Gift Card yearly revenue, expenses and commissions and .margins against forecast by Safeway store district/division.

B.	Customer Services Functions – BMS will:

i.	Field consumer and Safeway store questions regarding Safeway Gift Cards from the Safeway call center.

ii.	Prepare and modify script for the Safeway Call Center to properly handle all inquiries.

iii.	Establish and modify customer service training and Safeway in-store training; and provide training assistance as mutually agreed between the parties.

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C.	Consumer Marketing – BMS will:

i.	Create, develop and print all Safeway in-store marketing materials related to Safeway Gift Cards at five (5) key holidays- Valentines, Mothers Day, Dads/Grads, Back To School, and end of year Holidays. BMS will incur the expenses for:

(a)	In-store radio at Safeway stores;

(b)	In-store signage at Safeway stores – iron mans, pin pads, check stand signs;

(c)	Employee hats or buttons;

(d)	Electronic point of sale; and

(e)	Distribution of all creative to Safeway stores to ensure signage is up on time and meets specifications.

ii.	Create, develop and print all Safeway marketing out-of-store materials related to Safeway Gift Cards at five (5) key holidays – Valentines, Mothers Day, Dads/Grads, Back To School, and end of year holidays. BMS will incur the expenses for:

(a)	Circular space coordination;

(b)	Direct Mail;

(c)	CPG coordination for co-branded promotions; and

(d)	Traffic approvals from card partners for holiday advertising and marketing programs (i.e. billboards and TV).

iii.	Develop and facilitate Lifestyle store Safeway Gift Card launch program and store opening Safeway Gift Card launch program, as requested by SGC.

D.	Public Relations – BMS will:

i.	Coordinate, develop and deliver press release for Safeway Gift Cards.

ii.	Crisis manage press regarding Safeway Gift Cards.

iii.	Participate as an “Expert” in interviews regarding Safeway Gift Cards – radio and print media.

E.	Product Marketing – BMS will:

i.	Test all new Safeway Gift Cards in the appropriate systems.

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ii.	Troubleshoot Safeway Gift Card processing issues.

iii.	Complete proprietary Safeway Gift Card research and consumer intercept research.

iv.	To the extent requested by either SGC or Safeway, sell and distribute the Safeway Gift Cards in bulk.

v.	Work with SGC or Safeway on operational and technical fraud control program and assist with implementation of same regarding Safeway Gift Cards.

(a)	Train store personnel regarding specialty sales (such as “cash only” sales).

(b)	Card design changes.

(c)	Develop technology to set limits on purchases/sales.

(d)	Ongoing management and enhancement – review with Safeway security and cash management personnel on a weekly basis.

F.	IT support – BMS will:

i.	Maintain or develop the information technology means to process the Safeway Gift Card activation transactions in stores.

III. Duties of SGC: Financial Matters – SGC will:

(a)	Coordinate and manage financial settlement;

(b)	Prepare bank account reconciliation;

(c)	Maintain accounting records; and

(d)	Cooperate with BMS or otherwise assist BMS, as reasonably requested by BMS from time to time, in the performance of its duties as identified in Section II above.

IV. Services Fee:

(a) In consideration of the Services provided to SGC by BMS, SGC shall remit to BMS [***] of the Breakage Amount, if any, on the New Cards (the “Service Fee”). Such Service Fee shall be calculated by the 15th day following each of SGC’s thirteen fiscal periods (each, a “Fiscal Period”) and shall be paid to BMS not later than fifteen (15) days after such calculation date. For purposes of this Section, “Breakage Amount” shall be the actual unused balance that remains three (3) years after the sale of each New Card notwithstanding the termination of the Services Term or this Agreement.

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(b) In the event that any New Cards are presented to Safeway for redemption after such time as their unused balance has been included in any Breakage Amount paid to BMS, BMS will pay to SGC [***] of the amount redeemed by the customer from the New Card. For the sake of clarity, this amount shall not exceed the Service Fee previously paid by SGC to BMS regarding such New Card.

(c) Notwithstanding any other provision of this Agreement, the Breakage Amount on the New Cards used to determine the cumulative amount of payments by SGC to BMS for fiscal periods ending after the Transition Date, shall be limited to the cumulative Breakage Amount on the New Cards recorded in SGC’s financial books and records for fiscal periods ending after the Transition Date. In the event that cumulative payments by SGC to BMS exceed [***] of the cumulative Breakage Amount for such fiscal periods, Blackhawk shall refund to SGC the excess of the cumulative payments over [***] of the cumulative Breakage Amount.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.